Exhibit 99.1 Press Release


                                                                 NEWS


FOR IMMEDIATE RELEASE

Contact:    Russell H. Plumb
            Chief Financial Officer
            (404) 296-5595

             SEROLOGICALS ADOPTS STOCKHOLDER RIGHTS PLAN

ATLANTA (July 27, 1999) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that its board of directors has adopted a stockholder rights plan. Under the plan, stockholders will receive one right for each outstanding share of common stock. The rights are to be distributed to stockholders of record as of August 25, 1999, and the distribution will not be taxable to stockholders. The rights will expire on August 2, 2009, unless redeemed or exchanged earlier by Serologicals, and will be represented by existing common stock certificates until they become exercisable.

          Harold J. Tenoso, Ph.D., president and chief executive officer, remarked, "The rights are intended to protect the long-term value of stockholders' investment in Serologicals. More than 1,300 other U.S. corporations have adopted similar plans which are designed to encourage any potential acquiror to treat all stockholders equally and negotiate with a company's board of directors before attempting a takeover. We are not aware of any current attempt to acquire control of Serologicals. The board's decision to implement the plan was based principally on the uncertainty about how investors will view the impact that certain changes in the blood products and services industry are having on our near-term financial performance at a time when we believe the Company's long-term value is significantly greater than the current market price would indicate."

          Tenoso said that Serologicals will send a letter to all stockholders as of the record date summarizing the plan.

          Each right will, upon becoming exercisable, entitle its holder to buy one one-thousandth (1/1,000) of a share of a new series of preferred stock at an exercise price of $45.00. If any person or group acquires 15% or more of the common stock of Serologicals Corporation (except in transactions approved by the board of directors of Serologicals in advance), each right will then entitle its holder, other than the person or group owning 15% or such other persons or groups, to acquire, at the exercise price, Serologicals' common stock with a market value equal to twice the exercise price. Serologicals may elect, however, to exchange a newly issued share of Serologicals' common stock for each right.


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          If any person or group owns 15% or more of Serologicals' common stock, and Serologicals is acquired in a merger or other business combination, or if 50% of its earning power or assets are sold, each right will entitle its holder, other than the person or group owning 15%, to acquire, at the exercise price, shares of the acquiring company's common stock with a market value of twice the exercise price.

          Persons owning 15% or more of Serologicals' common stock on the date the plan is adopted are exempt, so long as they do not acquire an additional number of shares greater than 2% of the outstanding shares, other than in a transaction approved by the Board of Directors of Serologicals in advance.

          Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of biological materials and services to major healthcare companies. The Company provides value added antibody-based products that are used as the active ingredients in therapeutic products for the treatment and management of diseases such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits. Additionally, the Company, through its protein fractionation facility, provides a variety of proteins used in diagnostic reagents and tissue culture media components for use as additives in biotech products.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the future performance and long-term value of the Company and the timing of the rights plan. These forward-looking statements are subject to certain risks, uncertainties and other factors, including the Company's ability to continue to attract and retain qualified donors and to implement successfully its strategic plan. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

Serologicals is a registered trademark of Serologicals Royalty Company.


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